EXHIBIT 10(R)

PATENT LICENSE AND STATEGIC ALLIANCE AGREEMENT

THIS PATENT LICENSE AGREEMENT (“Agreement”) is made and entered into, and shall be effective as of August 6, 2003, by and between SAWYER PRODUCTS, INC.(Sawyer) an Illinois corporation (“Licensee”) domiciled at 605 7th Ave N. Safety Harbor, Florida 34695, and INNOVA PURE WATER, INC.(Innova), a Florida corporation (“Licensor”) domiciled at 13130 56th Court Suite 609.

Background and Intent

Innova develops, manufactures, and sells consumer, emergency, and military water treatment products, currently marketed through various Strategic Alliance Partners and distributors. Sawyer is a leading manufacturer and distributor of a line of outdoor products to the Outdoor and Military markets and has for the past two years been a Strategic alliance Partner and has distributed the Innova portable Biological Sport Bottles. Innova has developed the in-line, or tandem dual element biological filter used in the Innova Sport Bottle and distributed by Sawyer. This product is further described on Exhibit A, which is the subject of an Innova patent, as described on Exhibit B

A.	Innova represents that it possesses over thirty five existing or pending patents covering both technology and products in the field of water purification.

B.	In addition to the in-line dual element filter used in the Sawyer Sport Bottle, Innova has developed a proprietary filtration system using carbon composite elements and HFM for use internally in water containers, hydration Packs, and canteens licensed to, or sold through, other distributors on either an exclusive or non-exclusive basis.

C.	Sawyer desires to purchase and license the Innova Sport Bottle with tandem dual In-Line Filters from Innova and wishes to avail itself of Innova’s future product development capability in areas relating to Sport Bottles combining Hollow Fiber Membrane technology with a carbon composite filter, providing such future development is not funded or owned by third parties.

D.	Innova desires to avail itself of the marketing resources and distribution capability of Sawyer relating to tandem dual filter Biological Sport Bottle filter systems, and such other water treatment products as deemed appropriate and covered specifically under the subject patent.

E.	Innova and Sawyer wish to achieve these goals through entering into this License Agreement to grant Sawyer certain non-exclusive rights to market Innova tandem In-Line Filtration Products, and under specific circumstances manufacture the named and defined product.

F.	Definitions: As used in this Agreement, the following terms will have the meaning indicated below, unless the context clearly requires otherwise:

a. “Licensed Patent” shall mean. Patent Application No.WO 03/014025 A1 currently pending and incorporated under terms of confidentiality in Appendix B, and the US counterpart Patent when issued.

b. “Licensed Product” shall mean the specific water treatment product as shown and described in Exhibit A,” and consisting of dual filters in a tandem relationship consisting of a sub-micron hollow fiber membrane filter and a carbon composite filter.

c. “Unit” shall mean each replacement set of Hollow Fiber Membrane and Carbon Composite water treatment filters, which may be for replacement purposes or sold in combination with a bottle or other container.

d. “Territory” shall mean the United States and such foreign countries as permission to sell into is provided on a case-by-case basis by written confirmation from Innova; it does not include the direct sales, multi-level marketing claws of trade.

1. Grant of License

a. The License fee will be $200,000, which will be deducted from the loan principal presently outstanding between the parties together with the reduction of the option package eliminating the $1 options and reducing the $0.50 options to purchase 200,000 shares and the $0.75 options to purchase 200,000 shares; there now being no other options or warrants outstanding.

b. Licensor hereby grants to Licensee, for the Term of this Agreement, a non-exclusive license under the Licensed Patent to market distribute and sell the Licensed Product throughout the Territory.

c. Licensor hereby grants to the Licensee the right to manufacture the product produced for and purchased by Sawyer per the stipulations contained within this agreement.

d. Licensor expressly reserves to itself the right to manufacture, market, and license to others as the Licensor shall deem is in its best interest.

e. Future Developments, Products and/or Patents funded by third parties, and which may take place should a change of control take place are restricted from inclusion from this agreement without the specific agreement of the funding party.

f. Licensee shall continue or commence sale of the current product model concurrent with the execution of this Agreement. As a condition of maintaining this license the licensee shall sell within each of the following years, commencing January 1, 2003, One-Thousand finished Products.

g. The term (“Term”) of this Agreement shall commence upon the effective date set forth above and continue through the life of the controlling patent, provided all other conditions of the agreement are met by the Licensee.

2. License Provisions

a. Sawyer will be required to provide quarterly sales and purchase projections, relative to the production required of Innova. Upon the issuance of a purchase order and payment of fifty-percent of the order value, Innova will provide firm delivery dates to the best of Innova’s ability, which may be predicated upon the availability of components from Innova suppliers. Typically delivery will commence from Innova within 120 days; or as soon thereafter as components can be received from a supplier based upon Innova placing an order upon receipt of the order and deposit from Sawyer

b. Price increases shall be limited to the percentage increase in cost of raw material and change in the Producers cost index for consumer product companies. (Consumer Price Index).

c. The right to manufacture will be provided to the Licensee under the condition or circumstances that Innova, its affiliates, or successor companies cannot fulfill the reasonable delivery requirements of Sawyer Products:

i.	In accordance with quarterly forecasts, and with such advanced forecasts having been provided on a timely basis, the quoted delivery time period is beyond 120 days, unless delayed by a vendor or alternatively:

ii.	If the product supplied quality becomes deficient when compared to “Physical Proofs” provided for quality assurance and as standards for quality and performance previously accepted and signed by both parties.

iii.	Innova becomes insolvent; or ceases to function as a going concern; or ceases to conduct its operation in the normal course of business; or a receiver for it or assignee for benefit of creditors is appointed; suffers an attachment or levy on a substantial portion of its assets; or files for relief under any bankruptcy, reorganization, liquidation or other insolvency proceeding; or it otherwise takes advantage of any insolvency law; and cannot fulfill its delivery obligation; or

iv.	Innova breaches any other material provision of this Agreement.

v.	Tooling purchased entirely by Sawyer will be Sawyer property and will not be used to produce product for others without the expressed approval of Sawyer.

vi.	Should any of the above conditions not be met or cured within forty-five days of notification by Sawyer, Sawyer may have full access to the tooling that Sawyer has become a part owner of, or has purchased for use within the vendors facility and proceed to manufacture under this license for it’s own account until such time as Innova corrects the problem.

vii.	Should Innova refuse an order to develop a product for Sawyer in good faith which would be covered by the license, then Sawyer will be free to develop and manufacture such product provided:

a.	Sawyer will allow an adequate time for the product development, which may be from nine months to one year or more for a totally new product; and three to six months for tooling change.

b.	Sawyer will pay the cost of the product development, which will be against a quotation provided by Innova within thirty days of Sawyer’s request confirmed by letter or fax.

d. The licensee may not sub-license the manufacturing of the licensed products to any third party for distribution by a third party.

3. Royalty – Should for any of the pre-stated reasons or conditions, Sawyer enters into the production of the Product covered under this license:

a. Royalties will be paid per Sport Bottle Product produced by Sawyer rather than purchased from Innova or a successor company under the provision of paragraph number 1.

b. The replacement Carbon Filter will be purchased from Innova; if not a Royalty will be paid; Royalty paid on the current hollow fiber membrane sold separately as a replacement unit.

c. Royalties will be paid quarterly, net of returned Product within fifteen days of the close of the calendar quarter.

d. The licensor will be entitled to increase the royalty by the same percentage as the elevation of the consumer price index.

e. Royalties on other products that may be produced by Sawyer under this license, based upon an Innova default, or Innova’s unwillingness to manufacturing will be paid at the rate of seven percent (7%) of the wholesale price charged by Sawyer.

f. Audit provision – An audit may be required by the Licensor, the audit to be preformed by and independent CPA acceptable to both parties. The cost of the audit will be born by the Licensor. Should the audit reveal that the royalties due Licensor have been underpaid by five percent (5%) or more, on an aggregate, annualized basis, Licensee shall reimburse Licensor for the reasonable costs of performing the audit, and pay a penalty of one hundred percent over the under payment due plus the amount of underpayment due.

4. Improvements - In the event that Licensee makes any improvements to the Licensed Patent during the Term, the rights to such improvement(s) shall be assigned to the Licensor. For purposes of the foregoing, the parties expressly acknowledge and agree that the improvements required to be assigned to Licensor shall include any improvements to products that could not be developed, produced or marketed by Licensee without infringing on the Licensed Patent. All costs pertaining to the patenting and/or assignment will be born by the Licensor. Such patentable improvements will not be marketed to third parties without the written permission of Sawyer.

5. Warranties - Licensor warrants and represents to Licensee as follows:

a. Licensor is the sole and exclusive owner of all right, title, and interest in the Patent;

b. Licensor has the right to enter into this Agreement and to grant the rights as set forth herein above;

c. Neither this Agreement nor the transactions contemplated hereby will cause a violation of any other agreement to which Licensor is a party.

d. Innova warrants that the product will meet the minimum performance specifications of Exhibit C, and will conform to the “Physical Proof” which both parties have agreed represents an acceptable product and to which an officer of both companies has affixed their signature. If the reject or fault rate outside the function and operation of the “Physical Proof” exceeds 1% reject from the customer of the specific product delivered, Innova will have the responsibility of replacing the products out of specification, and handling a general recall if such is required from the customer.

e. Innova will package in accordance with the Sawyer requirements or Sawyer may take over this aspect of the manufacturing operation. Should this occur all aspects of the packaging become the responsibility of Sawyer. Should Sawyer undertake the packaging Sawyer will warrant to Innova the cleanliness of the assembly area to be suitable for food grade product.

6. Licensee Warrants and represents to Licensor as follows:

a. Should the Licensee manufacture a licensed product the Licensee warrants that all products under license from the Licensor will be in accordance with Exhibit A, which may be modified from time to time by mutual written agreement.

b. Should the Licensee manufacture, the Licensee warrants that quality control standards and procedures are in place to assure the product performance to consistently meet the claims put forth for the products manufactured or marketed under this license when and if produced by Sawyer.

c. The claims made for the product will be as represented by Innova and the Licensee will not make other performance claims that are not authored or approved by Innova.

d. Licensee is a duly organized, validly existing entity, as such entity is described herein above, and is in good standing under the laws of the State of Illinois and Florida, and it has taken all requisite action for it to enter into this Agreement and to perform its obligations hereunder.

e. The Licensee will maintain a manufacturing environment suitable for the production of food grade products and be subject to random inspection by NSF, should manufacturing be undertaken.

7. Indemnification:

a. Licensee agrees to notify Licensor in writing of any claim or potential claim known to Licensee that the Licensed Patent infringes any third party patent, such written notice to be given to Licensor as soon as reasonably practicable, but in no event more than thirty (30) days from the date Licensee first becomes aware of same. Licensor shall defend, indemnify and hold Licensee, and its officers, directors, employees, agents, successors, affiliates and assigns, harmless from any and all loss, cost, damage, liability, or expense arising out of or resulting from any claim of infringement by the Licensed Patent or any third party patent. Licensor will have the option, at its expense, of either entering into such license arrangements as may be necessary in order to avoid the payment by Licensee of royalties to any third party, or defending any claim or litigation alleging infringement of any third party patent by the Licensed Patent. Licensee shall have the opportunity to participate in, and to be represented by counsel of its choice at its sole cost and expense in any such infringement suit. This indemnification applies to product features pursuant to the licensed patent, and not to product features added by the Licensee.

b. Except for obligations subject to Licensor’s indemnification obligations in paragraph 7a. above, Licensee shall defend, indemnify and hold Licensor, and its officers, directors, employees, agents, successors, affiliates and permitted assigns, harmless from any and all loss, cost, damage, liability, or expense arising out of or resulting from the marketing, product representations, advertising, distribution and/or sale by Licensee (for its Affiliates or permitted assigns) of the Licensed Product, including, but not limited to, all product liability claims brought forth by statements or representations outside the scope of and not approved by Innova. For the duration of the Term of this Agreement (and, with respect to product liability insurance, for an additional period of two years following expiration of the Term),

8. Insurance: Licensor and Licensee both agree to maintain comprehensive general liability insurance, including advertising liability coverage, and product liability insurance policies in full force and effect and to have the other party included as an additional named insured on each such policy, with the following policy limits:

a. Comp. General Liability: $1,000,000 per occurrence; $2,000,000 aggregate.

b. Product Liability: $1,000,000 per occurrence; $2,000,000 aggregate.

c. The parties shall provide each other on an annual basis with certificates evidencing the foregoing coverage and maintain such coverage for a period of three years from date of shipment.

9. Termination –

a. Either party shall have the right to terminate this Agreement upon thirty (30) day’s prior written notice to the other party: (a) in the event of a voluntary or involuntary filing of a petition in bankruptcy by the other party, or in the event such party makes an assignment for the benefit of creditors; (b) in the event the other party is insolvent by reason of being unable to pay debts generally as they mature; (c) in the event of an appointment of a receiver for the other party; (d) in the event of any material default under this Agreement which is not remedied within thirty (30) days after receipt of written notice of such default from the other party; or (e) in the event that all of the claims comprising the Licensed Patent are declared invalid or unenforceable by a court of competent jurisdiction and last resort, or by a court or tribunal from whose decision no timely appeal is taken.

b. This Agreement will automatically terminate (i.e.: without further notice and without any opportunity to cure) upon expiration of any one-year term (Initial or Renewal Term) in the event that the Renewal Minimum set forth in paragraph 1. f. i. is not achieved.

c. The Licensor may terminate this agreement should the licensee fail to make a royalty payment, if due, on a timely basis within thirty (30) days of the end of each quarter provided the Licensee is the manufacture and paying royalties; and at the end of thirty (30) days after delivery if purchasing products from Innova.

i.	Within ten days of the end of each quarter the Licensee will provide to the Licensor a preliminary accounting of royalties due.

ii.	Should the Licensee fail to pay royalties or accounts payable due on a timely basis, curing the default within the subsequent thirty day period, the Licensor may terminate the License after the second such occurrence within any one year period, or if the second default follows immediately after the first default without consideration of the year during which the defaults occur.

iii.	This License may be terminated if false representations are made for the Licensed Product, or representations (claims) are made which have not been fully substantiated by independent laboratories accredited to perform the testing and have so certified the testing results.

d. Upon termination of this Agreement, all rights granted to Licensee shall immediately terminate and shall revert to Licensor. Licensee shall thereafter make no further use of the Licensed Patent or any other rights granted to Licensee under this Agreement. Provided termination is not as a result of a financial default or as a result of paragraph 6 a-e, the Licensee will be provided a period of six months after termination in which to eliminate existing inventory provided the remaining terms of the contract continue to be met.

10. Prohibition on Assignment – This Agreement may not be assigned by the Licensee without the written consent of the licensor.

11. Patent Marking - Licensee shall provide patent marking on the Licensed Product P.D.P. and its consumer packaging as follows: “ “Licensed from Innova Pure Water, Inc. U.S. and Foreign Pat’s Pend.” And the actual patent number(s) when issued.

12. Miscellaneous

a. Notices. All notices and other communications to be given pursuant to this Agreement shall be in writing to the party for whom intended at the addresses set forth below, or at such other addresses as the parties may in the future specify. Each such notice shall be effective on the earlier to occur of; (a) the day it is received, or (b) (i) if given by facsimile with machine confirmation, one day following transmission of the facsimile; (ii) if given by mail, three days after the notice is deposited in the mail; or (iii) if given by delivery, the day it is delivered, provided same is accomplished during normal business hours.

b. Attorney’s Fees: In the event that any legal action is commenced to enforce any term of this Agreement or to seek recovery for any breach thereof, the prevailing party in such action shall be entitled to recovery of its reasonable attorney’s fees and actual costs incurred in such action.

c. Controlling Law/Arbitration: This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by an expedited arbitration in Florida, to be heard by the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator(s), which shall be prompt and timely, may be entered in any Court having jurisdiction thereof. The parties shall have the right to engage in reasonable discovery in connection with any such arbitration. The arbitrator shall be entitled to award reasonable expenses to the prevailing party (including reasonable attorney’s fees).

d. Entire Agreement: This Agreement contains the entire Agreement of the parties and supersedes any prior agreements, understandings and memoranda relating thereto. This Agreement may not be changed, altered and modified in any way except by a writing signed by the parties hereto.

e. Severability: If any clause or provision herein shall be adjudged to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, such adjudication shall not affect the validity of any other clause Or provision, which shall remain in full force and effect.

f. Independent Contractor: It is understood and agreed that the relationship of Licensor and Licensee is that of an independent contractor, and nothing contained in this Agreement shall be construed to create any partnership, joint venture, principal/agent relationship, or any other fiduciary relationship between the parties hereto. The parties expressly disclaim the existence of any third party beneficiaries to this Agreement.

g. Force Majeure: If, for any reason, such as strikes, boycotts, war, weather, raw materials and labor shortages, other acts of God, riots, delays of commercial carriers, restraints of public authority, or any other reason beyond the control of Licensee and outside the normal scope of commercial restraints (collectively “Force Majeure”), either party is unable to timely fulfill its obligations under this Agreement, the time period for completion of same shall be extended for a period of time equal in duration to the period of time during which performance was not possible, but in no event to exceed three (3) consecutive months in total.

h. The attached Exhibits A-E are a component of this agreement.

Innova Pure Water, Inc.	Sawyer Products, Inc.
13130 56th Court, Suite 609	605 7th Ave N.
Clearwater, Florida 33760	Safety Harbor, Florida 34695,

By:	/s/ John E. Nohren, Jr.	By:	/s/ Kurt Avery, President
	John E. Nohren, Jr.		Kurt Avery, President
Chairman & Treasurer

EXHIBIT A

LICENSED PRODUCTS

1.	Sport bottles containing a HFM and standard Innova “B” filter in tandem configuration

2.	Sport Bottles integrating a HFM and a monolithic carbon composite filter within the parameter as set forth in the licensed patent.

3.	Injector for electrolyte or other permitted liquid components.

EXHIBIT B

LICENSED PATENT – TO BE TREATED CONFIDENTIALLY UNTIL ISSUED

EXHIBIT C

EXISTING PRODUCT PERFORMANCE

Performance Specification for Hollow Fiber Membrane:

Per Test results previously provided when used in accordance with the Sport Bottle Product. Typically four log removal of protozoa cysts and six log reduction of bacteria.

Product Life nominally 75 gallons with NTU-1 water (Clearwater, Fl. municipal tap water)

Performance of Innova “B” Carbon composite filter:

Removal of 75% - 90% of chlorine using NSF standard testing protocol

(Optional) Removal of 90% - 97% of lead using NSF standard testing protocol if optionally chosen and increase in cost accepted by /sawyer.

Nominal rated life using NSF testing protocol – 20 Gallons.